UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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XCel Brands, Inc.
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XCel Brands, Inc.

1333 Broadway, 10th Floor

New York, NY 10018

July 12, 2018

Dear Stockholders:

You are cordially invited to attend XCel Brands, Inc.’s 2017 Annual Meeting of Stockholders which will be held on Monday, August 20, 2018, at 10:00 A.M. (local time), at XCel Brands, Inc.’s offices at 1333 Broadway, 10th Floor, New York, NY 10018.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Robert D’Loren
Chairman of the Board of Directors, Chief Executive Officer and President

XCel Brands, Inc.

1333 Broadway, 10th Floor

New York, NY 10018

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 20, 2018

To the Stockholders of XCel Brands, Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of XCel Brands, Inc. (the “Company”) will be held on Monday, August 20, 2018, at 10:00 A.M. (local time), at the Company’s offices at 1333 Broadway, 10th Floor, New York, NY 10018, for the following purposes:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on June 29, 2018 are entitled to receive the notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The XCel Brands, Inc. Board of Directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Furthermore, the Board of Directors unanimously recommends that you vote “FOR” further amending and restating the Company’s Amended and Restated Certificate of Incorporation and vote “FOR” ratifying the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE ANNUAL MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK TO GAIN ADMISSION TO THE ANNUAL MEETING.

By Order of the Board of Directors,

/s/Robert D’Loren
Robert W. D’Loren
Chairman of the Board of Directors, Chief Executive Officer and President

July 12, 2018

XCel Brands, Inc.
PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date:	August 20, 2018

Time:	10:00 A.M. (local time)

Place:	XCel Brands, Inc.’s Offices at 1333 Broadway, 10th Floor, New York, NY 10018

Record Date:	June 29, 2018

Voting:	Stockholders as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting or any postponements or adjournments of the Annual Meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of seven directors	FOR each Director Nominee	6
Ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	FOR	35

In addition to these matters, stockholders may be asked to vote on such other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

XCEL BRANDS, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 22, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of XCel Brands, Inc. (the “Company”, “XCel”, “we”, “us”, or “our”) for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 20, 2018, including any postponements or adjournments thereof, for the purposes set forth below.

Management intends to send or give to stockholders this proxy statement, the accompanying form of proxy card and the 2017 Annual Report to Stockholders on or about July 18, 2018.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

If your shares are held in street name through a broker, bank, or other nominee, please review the voting instructions provided by the broker, bank or other nominee holding your shares or contact such organization regarding how to change your vote.

The address and telephone number of the principal executive offices of the Company are:

1333 Broadway, 10th Floor

New York, NY 10018
Telephone No.: (347) 727-2481

At the Annual Meeting, the stockholders of the Company will vote on: (1) the election of seven nominees to serve as directors, and (2) the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and (3) any other matters properly brought before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 20, 2018: This Proxy Statement, the form of proxy and the Company’s 2017 Annual Report to Stockholders are available for review on the Internet at www.ir.xcelbrands.com/annuals-proxies.

Your Vote is Important
Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card. You may also vote by attending the Annual Meeting and voting in person.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s common stock at the close of business on June 29, 2018 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 18,267,819 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights. As of the Record Date, the Company had no shares of preferred stock outstanding.

VOTING PROCEDURES

Quorum. A quorum is present if a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have discretionary authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

Vote Required and Abstentions and Broker Non-Votes. The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposal listed below.

	Proposal	Vote Required for Approval of Each Item	Abstentions	Broker Non-Votes
I	Election of Directors	Each director shall be elected by a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.	Counted as “against”	No effect on this proposal.

II	Ratification of Appointment of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal II is required to approve this proposal.	Counted as “against”	Not applicable since brokers have discretionary authority to vote on this proposal.

Please note that brokers may not use discretionary authority to vote shares on Proposals I and II if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted.

The approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Discretionary Voting Power. The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the best interests of the Company and its stockholders. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

PROPOSAL I
ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation, as amended, provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until his or her successor has been duly elected and qualified. Each director nominee named below, who is presently a member of the Company’s Board, has indicated to the Board that he or she will be available to serve on the Board if elected. All nominees have been recommended by the Company’s Nominating Committee.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to XCel Brands and our Board.

Name	Age	Principal Occupation or Employment	Director Since

Robert W. D’Loren	60	Chairman of the Board of Directors and Chief Executive Officer and President	2011

Mark DiSanto	55	Director	2011

James D. Fielding	53	Director	2018

Michael R. Francis	55	Director	2015

Howard Liebman	75	Director	2011

Benjamin Malka	56	Director	2014

Deborah Weinswig	47	Director	2018

Robert D’Loren has been the Chairman of our Board and our Chief Executive Officer and President since September 2011. Mr. D’Loren has been an entrepreneur, innovator and pioneer of the consumer branded products industry for the past 35 years. Mr. D’Loren has spearheaded the Company’s omni-channel platform, connecting the channels of digital, brick-and-mortar, social media and direct-response television to create a single customer view and brand experience for Xcel’s brands. He served as Chairman and CEO of IPX Capital, LLC and its subsidiaries, a consumer products investment company, from 2009 to 2011. He continues to serve as IPX Capital LLC’s Chairman.

Prior to the Company, from June 2006 to July 2008, Mr. D’Loren was a director, President and CEO of NexCen Brands, Inc., a global brand acquisition and management company with holdings that included The Athlete’s Foot, Waverly Home, Bill Blass, MaggieMoo’s, Marble Slab Creamery, Pretzel Time, Pretzelmaker, Great American Cookies, and The Shoe Box.

From 2002 to 2006, Mr. D’Loren’s work among consumer brands continued as President and CEO of UCC Capital Corporation, an intellectual property investment company where he invested in the consumer branded products, media and entertainment sectors. From 1997 to 2002, Mr. D’Loren founded and acted as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company. Mr. D’Loren’s total career debt and equity investments in over 30 entertainment and consumer branded products companies have exceeded $1.0 billion. In 1985, he founded and served as President and CEO of the D’Loren Organization, an investment and restructuring firm responsible for over $2 billion of transactions. Mr. D’Loren has also served as an asset manager for Fosterlane Management, as well as a manager with Deloitte.

Mr. D’Loren has served on the Board of Directors for Iconix Brand Group, Longaberger Company, Business Loan Center and as a board advisor to The Athletes Foot and Bill Blass, Ltd. He also serves on the board of directors for the Achilles Track Club International. Mr. D’Loren is a Certified Public Accountant and holds an M.S. degree from Columbia University and a B.S. degree from New York University.

Mark DiSanto has served as a member of our Board since October 2011. Since 1988, Mr. DiSanto has served as the Chief Executive Officer of Triple Crown Corporation, a regional real estate development and investment company with commercial and residential development projects exceeding 1.5 million square feet. Mr. DiSanto received a degree in business administration from Villanova University’s College of Commerce and Finance, a J.D. degree from the University of Toledo College of Law and an M.S. degree in real estate development from Columbia University.

James D. Fielding joined our Board July 11, 2018. Since January 1, 2017, Mr. Fielding currently serves as President Consumer Products and innovation at Twentieth Century Fox Film Corporation and Fox Network Group, one of the major American film studios. A 25-year veteran in the consumer retail space, Fielding previously served as the Global Head of Consumer Products for Dreamworks Animation and Awesomeness TV. Prior to that, Fielding served as the CEO of Claire’s Stores Inc., where he oversaw strategic growth and international development for the retail chain’s 3,000-plus stores worldwide. Previously, he was the President of Disney Stores Worldwide, a role in which he led a $1.2 billion global business that operated 360 stores in 12 countries, as well as the DisneyStore.com e-commerce business. Prior to his 11-year tenure at the Walt Disney Company, Fielding served as General Merchandise Manager for the co-ed division of Lands’ End. He previously held several key roles in the merchandising world at companies such as the Gap, the J. Peterman Company and Dayton-Hudson.

Michael R. Francis joined our Board in June 2015. Mr. Francis is founder and CEO of Fairview Associates, LLC, a retail and branding consultancy. From February 2012 to December 2015, Mr. Francis served as the Chief Global Brand Officer of DreamWorks Animation SKG, which creates world-class entertainment, including animated feature films, television specials and series, and live-entertainment properties for audiences around the world. During this tenure with DreamWorks, Mr. Francis was responsible for global consumer products, retail, brand strategy, creative design, location-based entertainment, digital, publishing and franchise development. From November 2010 to June 2011, Mr. Francis served as the President of J.C. Penney Company, Inc., one of the largest department store operators in the United States. Prior to November 2010, Mr. Francis spent more than 26 years with Target Corporation, an American retailing company and the second-largest discount retailer in the United States, in various roles including Executive Vice President and Global Chief Marketing Officer. Mr. Francis has a B.A. degree in international studies from the University of Michigan.

Howard Liebman has served as a member of our Board since October 2011. He was President, Chief Operating Officer and a director of Hobart West Group, a provider of national court reporting and litigation support services, from 2007 until the sale of the business in 2008. Mr. Liebman served as a consultant to Hobart from 2006 to 2007. Mr. Liebman was President, Chief Financial Officer and a director of Shorewood Packaging Corporation, a multinational manufacturer of high-end value-added paper and paperboard packaging for the entertainment, tobacco, cosmetics and other consumer products markets. Mr. Liebman joined Shorewood in 1994 as Executive Vice President and Chief Financial Officer and served as its President from 1999 until Shorewood was acquired by International Paper in 2000. Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in 2005. Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte and Touche, LLP (and its predecessors) from 1974 to 1994.

Benjamin Malka has served as a member of our Board since June 2014. Since August 2011, Mr. Malka has been the Chief Executive Officer of Halston Operating Company, LLC, a designer, manufacturer and distributor of apparel, leather goods, footwear and accessories. From September 2001 through July 2011, Mr. Malka was President of BCBG Max Azria Group, Inc., a designer, manufacturer and distributor of apparel, leather goods, footwear and accessories.

Deborah Weinswig was appointed as a member of our Board on January 24, 2018. She is a Managing Director of Funding Global Retail & Technology (“FGRT”), the think tank for the Hong Kong-based Fung Group, since April 2014 where she is responsible for building the team’s research capabilities and providing insights into the disruptive technologies that are reshaping today’s global retail landscape. Prior to leading FGRT, Weinswig served as Chief Customer Officer for Profitect Inc., a predictive analytics and big data software provider. From March 2002 to October 2013, Ms. Weinswig was employed by Citigroup, Inc., most recently where she was Managing Director and Head of the Global Staples & Consumer Discretionary team at Citi Research. Ms. Weinswig also serves as an e-commerce expert for the International Council of Shopping Centers’ Research Task Force and was a founding member of the Oracle Retail Industry Strategy Council. Lastly, she is a member of the Board of Directors of Kiabi (affiliated with the Auchan Group). Ms. Weinswig is a Certified Public Accountant and holds an MBA from the University of Chicago.

Directors’ Qualifications

In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to our Board. We believe that all of our directors have a reputation for honesty, integrity, and adherence to high ethical standards. They each have demonstrated business acumen, leadership and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. The following descriptions demonstrate the qualifications of each director:

Robert D’Loren has extensive experience in and knowledge of the licensing and commercial business industries and financial markets. This knowledge and experience, including his experience as director, president and chief executive officer of a global brand management company, provide us with valuable insight to formulate and create our acquisition strategy and how to manage and license acquired brands.

Mark DiSanto has considerable experience in building and running businesses and brings his strong business acumen to the Board.

James D. Fielding brings extensive senior level executive experience in the licensing, merchandising, medial, retail and intellectual property development and management industries, as well as strong relationships in these industries.

Michael R. Francis brings extensive senior level experience in the media and retail industries, as well as relationships in the media and retail industries.

Howard Liebman brings comprehensive knowledge of accounting, the capital markets, mergers and acquisitions, financial reporting and financial strategies from his extensive public accounting experience and prior service as Chief Financial Officer of a public company.

Benjamin Malka brings extensive senior level experience in the fashion and apparel industries, as well as relationships in the fashion and apparel industries.

Deborah Weinswig brings thought leadership in the retail and licensing industries, particularly n the areas of sourcing and logistics.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors and Director Independence

The Board currently consists of seven members. The Board has determined that Messrs. DiSanto, Fielding, Francis and Liebman and Ms. Weinswig meet the director independence requirements under the applicable listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Each current member of the Audit Committee, Compensation Committee, and Nominating Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in the applicable NASDAQ rules, and each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Leadership Structure

Currently, our Board believes our current leadership structure, where our Chief Executive Officer also serves as our Chairman, provides the most efficient and effective leadership model by enhancing the Chairman and Chief Executive Officer’s ability to provide insight and direction of business strategies and plans to both our Board and management. Our Board believes our business strategies are best served if the Chairman is also a member of our management team. The Board believes that a single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus. We do not have a lead independent director; however, all of our Board committees are comprised of independent directors. We believe the independent nature of our Board committees, as well as the practice of our independent directors to meet in executive session without Mr. D’Loren and the other members of our management present, ensures that our Board maintains a level of independent oversight of management that is appropriate for the Company.

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

Board Committees

The Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating Committee. The committees are comprised solely of persons who meet the definition of an “independent director” under the NASDAQ Listing Rules. In addition, the Board has determined that each member of the Audit Committee meets NASDAQ independence requirements applicable to members of an audit committee. The Board has also determined that members of the Compensation Committee meet additional independence requirements under the NASDAQ Listing Rules for members of a compensation committee.

The Audit Committee, Nominating Committee and Compensation Committee operate under written charters adopted by the Board. A copy of our Nominating Committee Charter, Audit Committee Charter and Compensation Committee Charter are available on our website, at the following address: www.ir.xcelbrands.com/corporate-governance. Information on our website does not constitute a part of this proxy statement.

Audit Committee

The Board has appointed an Audit Committee which consists of Messrs. Liebman, DiSanto and Ms. Weinswig. Each of such persons has been determined to be an “independent director” under the applicable NASDAQ and Securities and Exchange Commission (the “SEC”) rules, which is the independence standard that was adopted by our Board. The Board has determined that Mr. Liebman meets the requirements to serve as the Audit Committee Financial Expert by the Board. The Audit Committee operates under a written charter adopted by our Board. The Audit Committee held four meetings during 2017.

The Audit Committee assists the Board by providing oversight of our accounting and financial reporting processes, appoints the independent registered public accounting firm, reviews with the registered independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

Nominating Committee

The Board has appointed a Nominating Committee consisting of Messrs. DiSanto and Liebman. Each of such persons has been determined to be an “independent director” under the applicable NASDAQ rules. The Board has adopted a written Nominating Committee Charter that sets forth the Nominating Committee’s responsibilities. The Nominating Committee held one meeting during 2017.

The Nominating Committee considers nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the independent directors to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residential address. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating Committee receive. Such recommendation must also comply with the “Consideration of Director Nominees” provision below.

Compensation Committee

The Board has appointed a Compensation Committee consisting of Messrs. DiSanto and Fielding. Each of such persons has been determined to be an “independent director” under the applicable NASDAQ rules. The Board has adopted a written Compensation Committee Charter that sets forth the Compensation Committee’s responsibilities. The Compensation Committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value. The Compensation Committee held one meeting during 2017. In addition, the Compensation Committee took action by unanimous consent in lieu of meetings.

Process and Procedures for Considering and Determining Executive and Director Compensation

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	Approve our compensation philosophy.

•	Formulate, evaluate, and approve compensation for our officers, as defined in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated therein.

•	Formulate, approve, and administer cash incentives and deferred compensation plans for executives. Cash incentive plans are based on specific performance objectives defined in advance of approving and administering the plan.

•	Oversee and approve all compensation programs involving the issuance of our stock and other equity securities.

•	Review executive supplementary benefits, as well as retirement, benefit, and special compensation programs involving significant cost to us, as necessary and appropriate.

•	Oversee funding for all executive compensation programs.

•	Review compensation practices and trends of other companies to assess the adequacy of our executive compensation programs and policies.

•	Secure the services of external compensation consultants or other experts, as necessary and appropriate. These services, as required, will be paid from funds provided by the Company. This system is designed to ensure the independence of such external advisors.

•	Approve employment contracts, severance agreements, change in control provisions, and other compensatory arrangements with our executives.

Role of Chief Executive Officer in Recommending Executive Compensation

The Compensation Committee makes all compensation decisions related to our named executive officers. However, our Chief Executive Officer regularly provides information and recommendations to the Compensation Committee on the performance of the executive officers and appropriate levels and components of compensation, including equity grants as well as other information as the Compensation Committee may request.

Compensation Goals

Our compensation policies are intended to achieve the following objectives:

•	Reward executives and employees for their contributions to our growth and profitability, recognize individual initiative, leadership, achievement, and other valuable contributions to our Company.

•	Link a portion of the compensation of officers and employees with the achievement of our overall performance goals, to ensure alignment with our strategic direction and values, and to ensure that individual performance is directed towards the achievement of our collective goals.

•	Enhance alignment of individual performance and contribution with long-term stockholder value and business objectives by providing equity awards.

•	Motivate and provide incentives to our named executive officers and employees to continually contribute superior job performance throughout the year; and

•	Obtain and retain the services of skilled employees and executives so that they will continue to contribute to and be a part of our longterm success.

Compensation programs and policies are reviewed and approved annually but could be adjusted more frequently if determined by the Compensation Committee. Included in this process is establishing the goals and objectives by which employee and executive compensation is determined. Executive officers’ performance is evaluated in light of these performance goals and objectives. The Compensation Committee consults the Chief Executive Officer on the performance of other company executives.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we review compensation levels of companies that we deem to be similar to our Company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee.

Board and Committee Meetings and Attendance at Annual Meeting of Stockholders

During the fiscal year ended December 31, 2017, the Board held six meetings. In addition, the Board took action by unanimous written consent in lieu of meetings. During 2017, each of the Company’s directors [other than Mr. DiSanto and Mr. Francis] attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its directors attend all Board and committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of Forms 3 and 4 and any amendments thereto furnished to our Company pursuant to Rule 16a-3(e) under the Exchange Act, or representations that no Forms 5 were required, all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of more than 10% of our equity securities were timely filed except that each of Hilco Trading and its majority owner, Mr. Bruce Heckman and each of our officers and directors, other than Mr. Liebman, did not timely file a Form 4 for one transaction, and Mr. Jones did not timely file a Form 4 for two transactions during the fiscal year ended December 31, 2017.

CODE OF ETHICS

On September 29, 2011, we adopted a Code of Ethics that applies to our officers, employees, and directors, including our Chief Executive Officer, Chief Financial Officer and senior executives. Our Code of Ethics can be accessed on our website, www.ir.xcelbrands.com/corporate-governance.

COMMUNICATIONS WITH THE BOARD

The Board, through its Nominating Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board individually or as a group by writing to: The Board of Directors of XCel Brands, Inc. c/o the Secretary, 1333 Broadway, 10th Floor, New York, NY 10018. Stockholders should identify their communication as being from an XCel Brands, Inc. stockholder. The Secretary may require reasonable evidence that the communication or other submission is made by a stockholder before transmitting the communication to the Board.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating Committee must submit their recommendations in writing to the Nominating Committee, c/o Secretary, XCel Brands, Inc., 1333 Broadway, 10th Floor, New York, NY 10018.

The Nominating Committee considers nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the independent directors to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residential address. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating Committee receive. Such recommendation must also state the name of the stockholder who is submitting it. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under the NASDAQ rules, or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated by the Board; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below will not be considered.

The qualities and skills sought in prospective members of our Board will be determined by our independent directors. Generally, director candidates must be qualified individuals who, if added to our Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-Laws requires a stockholder wishing to nominate a candidate for election to our Board at a meeting of our stockholders to give written notice, containing the required information specified below, that must be delivered to or mailed and received by our Secretary at our principal executive offices (currently located at 1333 Broadway, 10th Floor, New York, NY 10018), not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 90th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is made or given to stockholders less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the earlier of (i) the day on which such notice of the date of the meeting was mailed to stockholders or (ii) the day on which public disclosure of the date of such annual meeting is first made by the Company.

Any such notice must set forth in writing the following:

(a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation and employment of such person; (iii) the class and series and number of shares of each class and series of capital stock of the Company which are owned beneficially or of record by such person (which information shall be supplemented not later than ten calendar days after the record date for the meeting to disclose such ownership as of the record date for the meeting; (iv) such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (v) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder; (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of securities of the Company owned of record or beneficially by such stockholder, and (C) any person controlling, controlled by or under common control with a stockholder associated person (the “Stockholder Associated Person”), on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and (vii) the information and agreement required under Section 16 of the By-Laws; and

(b) as to the stockholder giving the notice (i) the name and record address of such stockholder, as they appear on the Company’s stock ledger, and the name and address of any Stockholder Associated Person; (ii) (A) the class and series and number of shares of each class and series of capital stock of the Company which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (B) any derivative instrument directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Company, (D) any short interest indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Company, (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information shall, in each case, be supplemented by such stockholder and any Stockholder Associated Person not later than 10 calendar days after the Record Date for the meeting to disclose such ownership as of the Record Date); (iii) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by such stockholder; (iv) any material interest of such stockholder or any Stockholder Associated Person in the election of such proposed nominee, individually or in the aggregate, including any anticipated benefit to the stockholder or any Stockholder Associated Person therefrom; (v) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice; (vi) a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the person proposed as a nominee and/or (B) otherwise to solicit proxies from stockholders in support of the election of such person; (vii) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any shares of the capital stock of the Company, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; and (viii) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder. In addition to the information required above, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

COMPENSATION OF DIRECTORS

Director Compensation in Fiscal 2017

We pay our non-employee directors $3,000 for each board of directors and committee meeting attended, up to a maximum of $12,000 per year for board of directors meetings and up to a maximum of $12,000 per year for committee meetings, except that the chairman of each committee receives $4,000 for each such committee meeting attended, up to a maximum of $16,000 per year.

The following table sets forth information with respect to each non-employee director’s compensation for the year ended December 31, 2017. The dollar amounts shown for Stock Awards represent the grant date fair value of the restricted stock awards or stock options granted during the fiscal year calculated in accordance with ASC Topic 718.

Name	Fees Earned or Paid in Cash		Stock Awards		Option Awards		Total
Mark DiSanto (1) (2)		$24,000		$21,600		$17,474		$63,074
Michael R. Francis (1) (2)		$21,000		$21,600		$17,474		$60,074
James D. Fielding(4)	$		$		$		$
Richard Kirschenbaum(5)		$15,000		$21,600		$17,474		$50,074
Edward Jones, III (1) (2) (3)		$12,000		$21,600		$17,474		$51,074
Howard Liebman (1) (2)		$28,000		$21,600		$17,474		$67,074
Benjamin Malka (1) (2)		$12,000		$21,600		$17,474		$51,074
Deborah Weinswig (4)		$-		$-		$-		$-

(1)	On March 31, 2017, each non-employee director was granted 8,000 shares of restricted stock pursuant to the terms and conditions of the Plan. Such shares of restricted stock will vest evenly over two years, whereby 50% shall vest on March 31, 2018 and 50% shall vest on March 31, 2019. Notwithstanding the foregoing, each grantee may extend the vesting date of all or a portion of the restricted shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the restricted shares until the next following September 30 or March 31, as the case may be. The grant date fair value of the shares was $5.80 per share.

(2)	On March 31, 2017, each non-employee director was granted options to purchase 25,000 shares of stock pursuant to the terms and conditions of the Plan. Such options will vest evenly over two years, whereby 50% shall vest on March 31, 2018 and 50% shall vest on March 31, 2019. The exercise price of the options is $5.80 per share.

(3)	Edward Jones, III term as a director of the Company ended on October 23, 2017, at the Annual Meeting of Stockholders and he was not re-elected.

(4)	Ms. Weinswig and Mr. Fielding were appointed to serve as a director in January 2018 and July 2018, respectively, and, accordingly, did not receive compensation for serving as director in 2017.

(5)	On July 10, 2018, Mr. Kirschenbaum resigned as a director.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board. The Board appoints our officers.

In fiscal 2017, Mr. Robert W. D’Loren served as our Chief Executive Officer and President. In addition to Mr. D’Loren, our other executive officers are as follows:

James Haran has been our Chief Financial Officer since September 2011. Mr. Haran served as CFO of IPX Capital, LLC and its related subsidiaries, from June 2008 to September 2011. Mr. Haran was the Executive Vice President, Capital Markets for NexCen Brands, Inc. from 2006 to May 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corporation, and its predecessor company, CAK Universal Credit Corp., from 1998 to 2006. Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran is a Certified Public Accountant and holds a B.S. degree from State University of New York at Plattsburgh.

Joe Falco has been our Chief Operating Officer and President of the Mizrahi brands since September 2011. Mr. Falco is a merchant with almost two decades of experience in managing lifestyle brands and business development. Mr. Falco served as President of Misook, a division of HMX, from February 2010 to February 2011 as Worldwide President and Chief Merchant for Elie Tahari from 2007 to 2009 and as President of Sixty USA from 2005 to 2006. Prior to that position, Mr. Falco was Senior Vice President for Dolce & Gabbana from 1998 to 2004, where he was responsible for North American development and operations. Mr. Falco started his career with the luxury retailer Barneys New York where he became a student of product merchandising and brand communication.

Seth Burroughs has been our Executive Vice President of Business Development and Treasury since September 2011. From June 2006 to October 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc. Prior to his role at NexCen, from 2003 to 2006, Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corporation, an intellectual property investment company, where he worked on a $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties, including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch’s private client group. Mr. Burroughs received a B.S. degree in economics from The Wharton School of Business at the University of Pennsylvania.

EXECUTIVE COMPENSATION

Employment Agreements with Executives

Robert D’Loren

On October 1, 2014, and effective as of September 16, 2014, we entered into a three-year employment agreement with Robert D’Loren for him to serve as our Chief Executive Officer, referred to as the D’Loren Employment Agreement. Additionally, we will use our reasonable best efforts to cause Mr. D’Loren to be nominated to our board of directors and to serve as our Chairman of the board of directors during the term of the agreement. Following the initial three-year term, the agreement automatically renewed for a one-year term and will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to the termination of the then current term. Under the D’Loren Employment Agreement, Mr. D’Loren’s annual base salary was $826,500. The Employment Agreement was further amended on April 26, 2017 to increase Mr. D’Loren’s base salary to $885,500 per annum, effective April 1, 2017. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial three-year term, Mr. D’Loren’s base salary will be reviewed at least annually. Mr. D’Loren receives an allowance for an automobile appropriate for his level of position and we pay (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs or any other costs with Mr. D’Loren’s automobile.

Bonus

Mr. D’Loren is eligible for an annual cash bonus of up to $1,500,000 for each calendar year, based on our achievement of annual EBITDA targets. The amount of the cash bonus will be a percentage of 5% of all income generated by the trademarks and other intellectual property owned by us, or IP Income, in excess of $8,000,000 earned and received by us, in accordance with the following schedule:

Annual Level of Target EBITDA Achieved for each fiscal year ending December 31, 2011 and thereafter	Percentage of 5% of the IP Income earned by the Company in excess of $8 million
0%-49%	0%
50%-69%	60%
70%-89%	80%
90%-100%	100%

Severance

If Mr. D’Loren’s employment is terminated by us without cause, or if Mr. D’Loren resigns with good reason, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to the base salary in effect on the termination date for the longer of two years from the termination date or the remainder of the then-current term. Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months. Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

Change of Control

In the event Mr. D’Loren’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date or the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100. “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. D’Loren and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. D’Loren pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation

During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. D’Loren’s employment was terminated without cause or was terminated by him for good reason, in which case only for his term of employment and a six-month period after the termination of such employment), Mr. D’Loren may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of his employment. Also, during his employment and for a one-year period after the termination of such employment, Mr. D’Loren may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

James Haran

On October 1, 2014, and effective as of September 16, 2014, we entered into a two-year employment agreement with James Haran for him to serve as our Chief Financial Officer, referred to as the Haran Employment Agreement. Following the initial two-year term, the agreement automatically renewed for a one-year term and will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to the expiration of the then current term. Under the Haran Employment Agreement, Mr. Haran’s annual base salary was $340,500. On April 26, 2017, Mr. Haran’s Employment Agreement was amended to increase Mr. Haran’s base salary to $366,000 per annum, effective April 1, 2017. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran receives a car allowance of $1,500 per month.

Bonus

Mr. Haran is eligible for a performance cash bonus of up to $30,000 based upon the following: 50% of the $30,000 cash bonus will be paid to Mr. Haran if we achieve at least 70% of our budgeted EBITDA and 100% of the $30,000 cash bonus will be paid to Mr. Haran if we achieve at least 90% of our budgeted EBITDA. In addition, provided Mr. Haran is employed in good standing each June 30th, Mr. Haran shall be awarded a $30,000 cash bonus and paid to Mr. Haran within 30 days of June 30th of each year.

Severance

If Mr. Haran’s employment is terminated by us without cause, or if Mr. Haran resigns with good reason, or if we fail to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to his base salary in effect on the termination date for 12 months. Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control

In the event Mr. Haran’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. Haran and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. Haran pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation

During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Haran may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of such employment. Also, during his employment and for a one-year period after the termination of his employment, Mr. Haran may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Giuseppe Falco

On January 24, 2017, and effective as of January 1, 2017, we entered into a three-year employment agreement with Giuseppe Falco for him to serve as our Chief Merchant of the Company and Brand President, referred to as the Falco Employment Agreement. Following the initial three-year term, the agreement will be automatically renewed for an additional two-year period, unless either party gives written notice of intent to terminate at least 30 days prior to the expiration of the then current term. Under the Falco Employment Agreement, Mr. Falco’s base salary is $550,000, $625,000, and $700,000 per annum for the years ending December 31, 2017, and 2018, and 2019, respectively. Pursuant to Mr. Falco’s prior employment agreement, Mr. Falco’s annual base salary was $415,500 during 2016.

Under the Falco Employment Agreement, Mr. Falco was awarded an option to purchase 500,000 shares of our common stock at an exercise price of $5.00 per share. The option vested as to 100,000 shares on of January 1, 2018, and vests as to an additional 100,000 shares on each of January 1, 2019, 2020, 2021 and 2022, provided that Mr. Falco remains an employee of the Company or is otherwise providing services to the Company on such date, and expires as to each 100,000 shares on the five year anniversary of the respective vesting date.

Bonus

Mr. Falco is eligible for a cash bonus of up to $450,000, $375,000, and $300,000 for the fiscal years ending December 31, 2017, 2018, and 2019, respectively. The cash bonus for each respective fiscal year shall be payable at 50% of the maximum if we achieve at least 70% of our budgeted EBITDA (as defined in the Falco Employment Agreement) for such fiscal year, and at 100% of the maximum if we achieve at least 90% of our budgeted EBITDA for such fiscal year.

Severance

If Mr. Falco’s employment is terminated by us without cause, or if Mr. Falco resigns with good reason, or if we fail to renew the term, then Mr. Falco will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment of an amount equal to his base salary in effect for a period of six months, payable on the six month anniversary of the date of separation of services and the option shall remain exercisable as to those shares as to which the option previously vested and shall become exercisable as to any unvested shares immediately following such transaction. Mr. Falco would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of six months from the termination date.

Change of Control

In the event Mr. Falco’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. Falco with good reason, Mr. Falco would be entitled to a lump sum payment equal to his base salary in effect on the termination date for six months following such termination. “Change of control,” as defined in Mr. Falco’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. Falco and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. Falco pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation

During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Falco may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of his employment. Also, during his employment and for a one-year period after the termination of such employment, Mr. Falco may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

The Employment Agreements with Executives detailed above provide for certain post-termination benefits. See “Payments Due Upon Termination of Employment or a Change in Control” below for more information.

Summary Compensation Table

The following table sets forth information regarding all cash and non-cash compensation earned, during the years ended December 31, 2017 and 2016, by our principal executive officer and our two other most highly compensated executive officers, which we refer to collectively as the named executive officers, for services in all capacities to the Company:

Summary Compensation Table
Name	Title	Year	Salary	Bonus (1)	Stock Awards (2)(4)	Option Awards (3)(5)	All Other Compensation		Total
Robert D’Loren	CEO and	2017	$873,000	$977,386	$-	$-	$19,706	(6)	$1,870,092
	Chairman	2016	832,733	939,583	641,062	1,317,898	7,954		3,739,230

James Haran	CFO	2017	359,625	45,000	-	-	6,103		410,728
		2016	340,500	60,000	137,367	282,395	6,238		826,500

Giuseppe Falco	President and	2017	550,000	37,500	-	637,555	-		1,225,055
	COO	2016	415,600	75,000	-	298,093	-		788,693

(1)	Bonuses were paid in accordance with the executives’ respective employment agreements. See “Employment Agreements with Executives” in Item 10..

(2)	The dollar amounts shown represent the grant date fair value of restricted stock awards granted during the applicable fiscal year calculated in accordance with ASC Topic 718.

(3)	The dollar amounts shown represent the grant date fair value of stock option awards granted during the applicable fiscal year calculated in accordance with ASC Topic 718.

(4)	On March 31, 2016, Messrs. D’Loren and Haran were awarded 110,528 and 23,684 shares of restricted stock, respectively. The shares of restricted stock vest evenly over three years, whereby one-third shall vest on each of March 31, 2017, March 31, 2018, and March 31, 2019; provided, however, that each such grantee has the right to extend the vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse. As of December 31, 2017, 36,843 and 7,895 of these shares have vested for Messrs. D’Loren and Haran, respectively. The grant date fair value of the shares was $5.80 per share.

(5)

On On January 24, 2017, Mr. Giuseppe Falco was granted options to purchase 500,000 shares of common stock. The exercise price of the options is $5.00 per share, whereby one-fifth of the options vested on January 1, 2018 and an additional one fifth of the options shall vest on each January 1, 2019, 2020, 2021, and 2022, respectively. As of December 31, 2017, none of these options have vested.

On March 31, 2016, Messrs. D’Loren, Haran, and Falco were granted options to purchase 884,220, 189,468, and 200,000 shares of common stock, respectively. The exercise price of the options is $5.80 per share, and one-third of the options shall vest on each of March 31, 2017, March 31, 2018, and March 31, 2019. As of December 31, 2017, of these options 294,740, 63,156, and 66,667 have vested for Messrs. D’Loren, Haran, and Falco, respectively

(6)	Amount refers as to $11,559 to company’s paid taxable miscellaneous reimbursements, as to $5,298 to auto reimbursements, and as to $2,849 to gym membership reimbursements.

Outstanding Equity Awards as of December 31, 2017

		Options and Warrant Awards							Stock Awards
Name	Title	Number of Securities Underlying Unexercised Options & Warrants, Exercisable		Number of Securities Underlying Unexercised Options & Warrants, Unexercisable		Exercise Price	Option or Warrant Expiration Date		Number of Shares of Stock that Have Not Vested		Market Value of Shares of Stock that Have Not Vested
Robert D’Loren	CEO, Chairman	239,250	(1)	-		$5.00	9/29/2021
		294,740		589,480	(3)	$5.80	3/31/2021
									691,863	(4)	$2,283,148
James Haran	CFO	49,500	(1)	-		$5.00	9/29/2021
		63,156		126,312	(3)	$5.80	3/31/2021
									129,631	(5)	$427,782
Giuseppe Falco	President, COO	100,000	(1)	-		$5.00	9/29/2021
		66,667		133,333	(3)	$5.80	3/31/2021
		50,000	(2)	-		$7.50	5/15/2019
		-		500,000	(7)	$5.00		(7)
									195,333	(6)	$644,599

(1)	These options became exercisable on September 29, 2011, the date of grant, and expire on September 29, 2021.

(2)	Of these 50,000 options, 25,000 became exercisable on May 31, 2015 and 25,000 became exercisable on May 31, 2016. These options expire on May 15, 2019.

(3)	These options become exercisable as to one-third of the shares on each of March 31, 2017, 2018, and 2019, and expire on March 31, 2021.

(4)	Such shares vest (i) as to 168,793 shares of common stock, on May 15, 2018; (ii) as to 165,000 shares of common stock, on May 31, 2018; (iii) as to 39,385 shares of common stock, on June 1, 2018; (iv) as to 245,000 shares of common stock, on April 30, 2018; and (v) as to 73,685 shares of common stock, 36,843 shares vest on March 31, 2018, and 36,842 shares vest on March 31, 2019; provided, however, that Mr. D’Loren has the right to extend each vesting date

(5)	Such shares vest (i) as to 75,000 shares of common stock, on March 31, 2017; (ii) as to 36,342 shares of common stock, on May 15, 2017; (iii) as to 65,000 shares of common stock, on May 31, 2017; (iv) as to 52,500 shares of common stock, on April 30, 2017; and (v) as to 23,684 shares of common stock, 7,894 shares on March 31, 2017, 7,895 shares on March 31, 2018, and 7,895 shares on March 31, 2019; provided, however, that Mr. Haran has the right to extend each vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse.

(6)	Such shares vest (i) as to 77,500 shares of common stock, on March 31, 2018; (ii) as to 37,500 shares of common stock, on May 15, 2018; (iii) as to 30,333 shares of common stock, on June 1, 2018; and (iv) as to 50,000 shares of common stock, on April 30, 2018; provided, however, that Mr. Falco has the right to extend each vesting date by six-month increments, in his sole discretion, prior to the date the restrictions would lapse.

(7)	These options became exercisable as to one-fifth of the shares on January 1, 2018 and shall become exercisable as to an additional one-fifth of the shares on each of January 1, 2019, 2020, 2021 and 2022, and expire at the five-year anniversary of each vesting date for each individual one-fifth tranche.

Payments Due Upon Termination of Employment or a Change in Control

Severance

If Mr. D’Loren’s employment is terminated by us without cause, or if Mr. D’Loren resigns with good reason, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to the base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term. Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months. Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

If the employment of Mr. Haran or Mr. Falco is terminated by us without cause, or if any such executive resigns with good reason, or if we fail to renew the term, then the executive will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to his base salary in effect on the termination date for 12 months. The executive would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control

In the event Mr. D’Loren’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100.

In the event the employment of Mr. Haran is terminated within 12 months following a change of control by the Company without cause or by the executive with good reason, the executive would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination.

In the event Mr. Falco’s employment is terminated within 12 months following a change of control by the Company without cause or by the executive with good reason, the executive would be entitled to a lump sum payment equal to his base salary in effect on the termination date for six months following such termination.

“Change of control,” as defined in the executives’ employment agreements, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between the executive and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to the executive pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements with our executive officers relating to awards granted under our 2011 Plan and other equity award grants to which the executive officers would be entitled to upon termination of employment if we terminated their employment without cause or the executive terminated his employment with good reason, in either case, within 12 months following a “change of control” of our Company that (by assumption) occurred on December 31, 2017:

Name	Salary ($)	Value of the Accelerated Equity Awards [and Other Benefits] ($)(1)(2)	Total Termination Benefits ($)
Robert W. D’Loren	$3,669,000	$2,335,000	$6,004,000
James F. Haran	$366,000	$463,000	$829,000
Giuseppe “Joe” Falco	$275,000	$655,000	$930,000

(1) This amount represents the unrealized value of the unvested portion of the respective executive’s equity awards based upon a closing price of $3.30 on December 29, 2017 (the last trading day of 2017) and calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended.

(2) Consists of 18 months of continuing COBRA coverage or continuing participation in the Company’s group medical plan

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our named executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.

The Compensation Committee believes that, for all of our employees, including our named executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the Record Date, the number of shares of common stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each named executive officer and director of the Company, and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. Unless otherwise indicated, the address for such person is c/o Xcel Brands, Inc., 1333 Broadway, 10th Floor, New York, New York 10018.

The percentages below are calculated based on 18,267,819 shares of common stock issued and outstanding as of the Record Date.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent Beneficially Owned
Named executive officers and directors:
Robert D’Loren (1)	9,346,453	47.09
James Haran (2)	564,520	3.06
Giuseppe Falco (3)	637,246	3.42
Seth Burroughs (4)	466,202	2.53
James D. Fielding	—	*
Howard Liebman (5)	118,665	*
Benjamin Malka (6)	196,500	1.07
Mark DiSanto (7)	1,393,256	7.60
Michael R. Francis (8)	136,500	*
Deborah Weinswig (9)	8,000	*

All directors and executive officers as a group (10 persons)(10)	12,814,817	61.42

5% Shareholders:
Isaac Mizrahi (11)	2,473,325	13.54
Buckingham Capital Management, Inc. (12)	1,830,947	10.02
485 Lexington Avenue, 3rd Floor, New York, NY 10017
Hilco Trading, LLC (13)	2,316,667	12.25
5 Revere Drive, Suite 206, Northbrook, IL 60062
Burch Acquisition LLC (14)	1,000,000	5.47
840 First Avenue, Suite 200, King of Prussia, PA 19406

* Less than 1%.

(1)	Consists of (i) 865,286 shares held by Mr. D’Loren, (ii) 526,283 shares owned by Irrevocable Trust of Rose Dempsey (or the Irrevocable Trust) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii) 828,730 shares issuable upon exercise of immediately exercisable options and warrants, (iv) 410,021 restricted shares, (v) 2,673,325 shares of common stock (including 1,000,992 restricted shares) held in the name of Isaac Mizrahi, (vi) 299,139 shares of common stock (including 27,500 restricted shares) held in the name of Marisa Gardini, (vii) 136,525 other shares of restricted stock and 2,857,144 other shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares, and (viii) 750,000 shares issuable upon exercise of immediately exercisable warrants to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares. Pursuant to a voting agreement Mr. Mizrahi and Ms. Gardini agreed to, and pursuant to restricted stock agreements certain grantees agreed to, appoint a person designated by our board of directors as their irrevocable proxy and attorney-in-fact with respect to the shares set forth in clauses (v), (vi), (vii) and (viii), respectively. Mr. D’Loren does not have any pecuniary interest in these shares described in clauses (v), (vi), (vii) and (viii) and disclaims beneficial ownership thereof. Does not include 326,671 shares held by the D’Loren Family Trust (or the Family Trust) of which Mark DiSanto is a trustee and has sole voting and dispositive power.

(2)	Consists of (i) 296,972 shares, (ii) 91,736 restricted shares, and (iii) immediately exercisable options and warrants to purchase 175,812 shares.

(3)	Includes (i) 58,579 shares, (ii) 195,333 restricted shares, and (iii) 383,334 shares issuable upon exercise of immediately exercisable warrants and options. Giuseppe Falco, the President and Chief Operating Officer of the Mizrahi brands, is an executive officer but not a named executive officer.

(4)	Consists of (i) 287,155 shares, (ii) 44,839 restricted shares, and (iii) immediately exercisable options and warrants to purchase 134,208 shares.

(5)	Consists of (i) 36,165 shares, (ii) 20,000 restricted shares, and (iii) immediately exercisable options to purchase 62,500 shares.

(6)	Consists of (i) 47,000 shares, (ii) 12,000 restricted shares, and (iii) immediately exercisable options and warrants to purchase 137,500 shares.

(7)	Consists of (i) 326,671 shares held by the D’Loren Family Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the D’Loren Family Trust, (ii) 75,537 shares, (iii) 856,548 shares held by Mark X. DiSanto Investment Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the Trust, (iv) 12,000 restricted shares, (v) 62,500 shares issuable upon exercise of warrants and options that have vested, and (vi) 60,000 shares held by other trusts, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the trusts.

(8)	Includes (i) 87,000 shares, (ii) 12,000 restricted shares and (ii) immediately exercisable options to purchase 37,500 shares.

(9)	Consists of (i) 8,000 shares.

(10)	Includes (i) 3,527,196 shares, (ii) 825,929 restricted shares, (iii) 538,750 shares issuable upon exercise of warrants that are currently exercisable, (iv) 1,308,334 shares issuable upon exercise of options that are currently exercisable, (v) 5,864,608 other shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares, and (vi) 750,000 shares issuable upon exercise of immediately exercisable warrants to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares.

(11)	Consists of (i) 1,672,333 shares and (ii) 800,992 restricted shares.

(12)	Based solely on a Schedule 13G/A filed on February 12, 2018 by Buckingham Capital Management, Inc.

(13)	The H Company IP, LLC, or HIP, directly owns 1,000,000 shares of common stock, which we refer to as the H Company Shares. House of Halston, LLC, or Halston, is the parent company of HIP and may be deemed to share beneficial ownership of the H Company Shares by virtue of its ability to direct the business and investment decisions of HIP. The H Investment Company, LLC, or H Investment, in its capacity as the controlling member of Halston, has the ability to direct the investment decisions of Halston, including the power to direct the decisions of Halston regarding the disposition of the H Company Shares; therefore, H Investment may be deemed to beneficially own the H Company Shares. Hilco Brands, LLC, or Hilco Brands, in its capacity as a member of the Board of Managers of H Investment, has the ability to direct the management of H Investment’s business, including the power to direct the decisions of H Investment regarding the voting and disposition of the H Company Shares; therefore, Hilco Brands may be deemed to have indirect beneficial ownership of the H Company Shares. Hilco Trading, LLC, or Hilco Trading, is the parent company of Hilco Brands and may be deemed to share beneficial ownership of the H Company Shares by virtue of its ability to direct the business and investment decisions of Hilco Brands. Hilco Trading also directly owns 1,316,667 shares of our common stock, which we refer to as the Hilco Shares, of which 666,667 shares are outstanding and 650,000 shares are issuable upon exercise of a warrant that is currently exercisable. By virtue of the relationship described above and its direct ownership of the Hilco Shares, Hilco Trading beneficially owns 2,316,667 shares of our common stock. Jeffrey Bruce Hecktman is the majority owner of Hilco Trading and may be deemed to share beneficial ownership of the H Company Shares and the Hilco Shares by virtue of his ability to direct the business and investment decisions of Hilco Trading. By virtue of this relationship, Mr. Hecktman may be deemed to have indirect beneficial ownership of 2,316,667 shares of our common stock.

(14)	Consists of 1,000,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Edward Jones, III

During 2017, Edward Jones, a director of the Company through October 23, 2017 performed consulting services for and received compensation from a certain licensee of the Company (the “Licensee”). Under the terms of the Company’s agreement with the Licensee, the Licensee may supply the Company’s branded products to the Company’s other licensees. Under the terms of the Company’s separate pre-existing agreements with other licensees, the Company would earn royalties on the sales of such branded products sold to end customers.

On January 31, 2017, the Company entered into a two-year consulting agreement with JTI, pursuant to which JTI caused Mr. Jones to provide consulting services in connection with the Company’s quick-time-response fashion program, assisting the Company with sourcing suppliers for its women’s apparel, and establishing and managing a men’s quick-time-response platform. Pursuant to this agreement, the Company issued an aggregate of 50,000 shares of common stock to JTI, of which 25,000 shares vested immediately, and 25,000 shares vested on January 31, 2018. On June 18, 2017, based upon meeting certain performance targets relating to the Company’s short-lead production platform business as provided in the consulting agreement, the Company issued an additional 28,334 shares of common stock to JTI, of which 14,167 shares vested immediately, resulting in the recognition of compensation expense of $79,000, and the remaining 14,167 shares vested on January 31, 2018. The Company also paid JTI a cash consulting fee of $75,000 on January 30, 2017 and an additional cash consulting fee of $75,000 on April 28, 2017 relating to other projects.

Benjamin Malka

Concurrent with the acquisition of the H Halston Brand on December 22, 2014, the Company entered into a license agreement with The H Company IP, LLC (“HIP”), which was subsequently amended September 1, 2015. Benjamin Malka, a director of the Company, is a 25% equity holder of HIP’s parent company, House of Halston LLC (“HOH”), and Chief Executive Officer of HOH. The HIP license agreement provides for royalty payments including guaranteed minimum royalties to be paid to the Company during the initial term that expires on December 31, 2019.

On September 1, 2015, the Company entered into a license agreement with Lord and Taylor, LLC (the “L&T License”) and simultaneously amended the HIP License Agreement eliminating HIP’s minimum guaranteed royalty obligations, provided the L&T License is in effect. In addition, the Company entered into a sublicense agreement with HIP (the “HIP Sublicense Agreement”), obligating the Company to pay HIP a fee on an annual basis the greater of (i) 50% of royalties received under the L&T License from H Halston products or (ii) guaranteed minimum royalties. Provided that Lord & Taylor, LLC is paying the Company at least $1,000,000 per quarter under the L&T License, the remaining contractually required guaranteed minimum royalties are equal to $0.75 million, $0.75 million, $1.5 million, and $1.75 million for the twelve months ending January 31, 2018, 2019, 2020, and 2021, respectively.

On December 12, 2016, the Company entered into another license agreement for the H Halston Brand with Dillard’s Inc and affiliates (the “Dillard’s License”, and together with the L&T License, the “DRT Licenses”).

We are negotiating proposed new arrangements and are operating under those terms as an at-will license as set forth below.

•	The HIP Trademark Usage and Royalty Participation Agreement, has an initial term that expires on December 31, 2020 unless sooner terminated or renewed, and we shall pay to HIP: (i) 50% of the excess H Halston Royalty paid to us under the DRT Licenses and any other third party licenses that we may enter into; (ii) 25% of the excess developed brand royalty paid to us for the Highline Collective Brand under the DRT Licenses, and 20% of the excess developed brand royalty paid to us for any subsequent developed brand under the DRT Licenses, and (iii) 10% of the excess private label brand royalty paid to us under the DRT Licenses and during the first term only of the DRT Licenses. Additionally, we have the right, but not the obligation, at any time after January 31, 2023, to terminate the obligations under points (ii) and (iii) above by paying to HIP an amount equal to four times the sum of the developed brand credits and private label credits for the contract year ending on January 31, 2023 (the "Buy Out Payment''). The Buy-Out Payment may be payable by us and at our sole discretion either (a) in cash, or (b) in a number of common shares of Xcel calculated based on the amount of the Buy-Out Payment divided by the average closing price for common shares of Xcel on a national exchange for the preceding five trading days, subject to a minimum price for common shares of Xcel of $7.00 per common share. Once effective, it will terminate and replace the HIP Sublicense Agreement.

•	A license and supply agreement with the Halston Operating Company, LLC (“HOC”), a subsidiary of HOH, with an initial term ending on January 31, 2022, subject to renewal. Under the HOC at-will license and supply agreement, HOC shall provide licensed products for sale to pre-approved retailers, including HBC and Dillard’s, and shall also be responsible for overseeing the visual merchandising and in-store retail environments for such approved retailers, as well as be responsible for training and oversight of any retail staff responsible for selling the licensed products within HBC and Dillard’s, as reasonably agreed upon between HOC and HBC and Dillard’s. The at-will HOC license and supply agreement provides for, among other things, design fees of $1.2 million for the period from July 1, 2017 through December 31, 2017, subsequent design fees of $2.4 million for the contractual yearly periods ending on January 31, 2019, and on December 31, 2020, 2021, and 2022, respectively, and sales-based royalties on the categories of products licensed under the agreement and the contractual year of payment. Once effective, it will terminate and replace the HIP License Agreement.

HOH has also entered into an arrangement with another licensee of the Company to supply Halston-branded apparel for the subsequent sale of such product to end customers. Under the Company’s separate pre-existing licensing agreements in place with the aforementioned other licensee and with HIP as described above, the Company earns royalties on the sales of such Halston-branded products.

In addition, we entered into an arrangement with HOC whereby HOC pays us a license fee for branded products related to categories not included in the HOC license and supply agreement.

As of December 31, 2017, the Company had recorded approximately $1.4 million of revenue from HOC and had a receivable balance of approximately $0.8 million due from HOC. In addition, the Company recorded $9,000 and $119,000 of HIP fees (as a reduction to net revenue) for the Current Year and the Prior Year, respectively.

In December 2017, the Company had a prepaid balance of $0.2 million to HIP to be applied against future fees due to HIP, which is recorded as a prepaid in non-current assets as of December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The Company’s independent registered public accounting firm, CohnReznick LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with our management team. The Audit Committee has reviewed and discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from our independent accountant required by applicable requirements of the PCAOB regarding our independent accountant’s communications with the Audit Committee concerning independence and has discussed with our independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 which was filed with the SEC on March 30, 2018.

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed or to be billed for professional services rendered by our Independent Registered Public Accounting Firm, CohnReznick LLP, for the audit of our annual consolidated financial statements, review of our consolidated financial statements included in our quarterly reports and other fees that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for the years ended December 31, 2017 and 2016 were $274,000 and $270,000, respectively.

Audit-Related Fees

There were $23,000 and $0 of fees billed for audit-related services by our Independent Registered Public Accounting Firm for the fiscal years ended December 31, 2016 and 2015, respectively.

Tax Fees

There were no fees billed for professional services rendered by our Independent Registered Public Accounting Firm for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2017 and 2016.

All Other Fees

There were no fees billed for services by our Independent Registered Public Accounting Firm for non-audit services for the fiscal years ended December 31, 2017 and 2016.

Audit Committee Determination

The Audit Committee considered and determined that the services performed are compatible with maintaining the independence of the independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for us by our Independent Registered Public Accounting Firm as outlined in its Audit Committee Charter. Prior to engagement of the Independent Registered Public Accounting Firm for each year's audit, management or the Independent Registered Public Accounting Firm submits to the Audit Committee for approval an aggregate request of services expected to be rendered during the year, which the Audit Committee pre-approves. During the year, circumstances may arise when it may become necessary to engage the Independent Registered Public Accounting Firm for additional services not contemplated in the original pre-approval. In those circumstances, the Audit Committee requires specific pre-approval before engaging the Independent Registered Public Accounting Firm. The engagements of our Independent Registered Public Accounting Firm, CohnReznick LLP was approved by the Company’s Audit Committee.

PROPOSAL II

TO RATIFY THE
APPOINTMENT OF COHNREZNiCK llp AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2018

CohnReznick LLP has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2017. The Audit Committee of the Board has re-appointed CohnReznick LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2018, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of CohnReznick LLP for ratification by stockholders as a matter of good corporate practice.

The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of CohnReznick LLP as its independent registered public accounting firm, at any time during the 2018 fiscal year, if it deems such change to be in the best interests of the Company and our stockholders. If the stockholders do not ratify the selection of CohnReznick LLP, the Audit Committee will review the Company’s relationship with CohnReznick LLP and take such action as it deems appropriate, which may include continuing to retain CohnReznick LLP as the Company’s independent registered public accounting firm.

A representative of CohnReznick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” the RATIFICATION OF THE APPOINTMENT OF CohnReznick LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2019 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by us no later than 120 days before the date of the proxy statement plus one year in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting.

If a stockholder submits a proposal after the April 22, 2019 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) to be held in 2019, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be delivered personally to, or be mailed to and received by, the Secretary of the Company, at the principal executive offices of the Company, no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such annual meeting or, if the first public disclosure of the date of such annual meeting is made or given to stockholders less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the earlier of (i) the day on which such notice of the date of the meeting was mailed to stockholders or (ii) the day on which public disclosure of the date of such annual meeting is first made by the Company.

Each Stockholder Meeting Notice shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting (including the text of the proposal or business and the text of any resolutions proposed for consideration and the reasons for conducting such business at the meeting; (ii) the name and record address, as they appear on the Company's books, of the stockholder proposing to bring such item of business before the meeting and the name and address of all Stockholder Associated Persons, (iii) (A) the class and series and number of shares of each class and series of capital stock of the Company which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any Stockholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired, (B) any derivative instrument directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person and any other direct or indirect right held by such stockholder or any Stockholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Company, (D) any short interest indirectly or directly held by such stockholder or any Stockholder Associated Person in any security issued by the Company, (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying securities of the Company, (F) any proportionate interest in securities of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of securities of the Company or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, shall be supplemented by such stockholder and any Stockholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date); (iv) a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and any other person or persons (naming such person or persons) in connection with the proposal of such business by such stockholder; (v) any material interest of such stockholder or any Stockholder Associated Person in such business, individually or in the aggregate, including any anticipated benefit to such stockholder or any Stockholder Associated Person therefrom; (vi) a representation from such stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal; (vii) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting, that such stockholder intends to vote such stock at such meeting, and that such stockholder intends to appear at the meeting in person or by proxy to bring such business before such meeting; (viii) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any securities of the Company, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act, or any successor provisions thereto and the rules and regulations promulgated thereunder; (ix) in the event that such business includes a proposal to amend these By-Laws, the complete text of the proposed amendment; and (x) such other information regarding each matter of business to be proposed by such stockholder, regarding the stockholder in his or her capacity as a proponent of a stockholder proposal, or regarding any Stockholder Associated Person, that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitations of proxies for such business pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON June 29, 2018. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

XCEL BRANDS, INC.

1333 BROADWAY, 10th FLOOR

NEW YORK, NY 10018
ATTENTION: SECRETARY

By order of the Board of Directors,
/s/ Robert W. D’Loren

Robert W. D’Loren
Chairman of the Board of Directors, Chief Executive Officer and President

July 12, 2018

FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼ PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED BELOW. DISCRETIONARY VOTING IS HEREBY CONFERRED AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

☐	☐

Please mark your votes like this ☒

1.	Election of Directors:

FOR all nominees listed below (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

01 Robert W. D’Loren, 02 Benjamin Malka, 03 Mark DiSanto, 04 James D. Fielding, 05 Michael R. Francis, 06 Howard Liebman and 07 Deborah Weinswig

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

2.	To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

☐     FOR     ☐      AGAINST      ☐     ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature_________________________________Signature if held jointly_______________________________ Date_____, 2018.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 20, 2018.

The Proxy Statement, the form of proxy and the Company’s and Annual Report to Stockholders are available at www.ir.xcelbrands.com/-reportsproxy-statements.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

XCel Brands, Inc.

1333 Broadway, 10th Floor
New York, NY 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 20, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT W. D’LOREN and JAMES F. HARAN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of XCel Brands, Inc. on August 20, 2018, at 10:00 AM or at any postponements or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)